Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of November 13, 2021, is by and among Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (each, an “Elliott Party,” and together, the “Elliott Parties”), and Duke Energy Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company and the Elliott Parties have engaged in certain discussions concerning the Company; and

WHEREAS, the Company and the Elliott Parties desire to enter into an agreement regarding the appointment of certain new independent directors selected in accordance with the terms hereof to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Elliott Parties and the Company agree as follows:

1.            Board of Directors.

(a)           New Independent Director. Within one (1) business day (as defined below) following the date hereof, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to appoint Idalene Kesner (the “New Independent Director”) as a member of the Board with an initial term expiring at the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”).

(b)            Additional New Independent Director. Subject to the following sentence of this Section 1(b), the Company and the Elliott Parties shall cooperate to identify and mutually agree upon a director candidate having such expertise and skills as shall be determined by the Corporate Governance Committee of the Board (the “Corporate Governance Committee”) in accordance with and subject to the Company Policies (as defined below), the charter of the Corporate Governance Committee and the Company’s policies and procedures of general application to members of the Board and applicable law (the “Additional New Independent Director”, and together with the New Independent Director, the “New Directors”), and the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to appoint the Additional New Independent Director as a member of the Board with an initial term expiring at the 2022 Annual Meeting, and the Company and the Elliott Parties agree such appointment shall take place not later than March 31, 2022 (with the Elliott Parties and the Company using their respective good faith efforts to identify the Additional New Independent Director no later than February 15, 2022). Prior to the appointment of the Additional New Independent Director pursuant to this Section 1(b), (i) the Board shall have determined that the Additional New Independent Director qualifies as Independent (as defined below) and otherwise satisfies the Board membership criteria set forth in the Company’s Principles for Corporate Governance (the “Principles for Corporate Governance”) and in accordance with the charter of the Corporate Governance Committee and (ii) the Additional New Independent Director shall have complied with the conditions set forth in Section 1(e).

(c)               New Director Agreements, Arrangements and Understandings. Each of the Elliott Parties agrees that neither it nor any of its Affiliates (as defined below) (i) has paid or will pay any compensation to any of the New Directors in connection with such person’s service on the Board or any committee or subcommittee thereof or (ii) has or will have any agreement, arrangement, or understanding, written or oral, with any of the New Directors regarding such person’s service on the Board or any committee or subcommittee thereof.

(d)               Replacement New Director. Subject to the following sentence of this Section 1(d), if any New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the expiration of the Cooperation Period (as defined below), the Company and the Elliott Parties shall cooperate to identify and mutually agree upon a substitute Independent director having such expertise and skills as shall be determined by the Corporate Governance Committee in accordance with and subject to the Company Policies, the charter of the Corporate Governance Committee and the Company’s policies and procedures of general application to members of the Board and applicable law (the “Replacement New Director”), and the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to appoint the Replacement New Director to serve as a director of the Company for the remainder of such New Director’s term. Effective upon the appointment of the Replacement New Director to the Board, such Replacement New Director will be considered a New Director for all purposes of this Agreement from and after such appointment. Prior to the appointment of the Replacement New Director pursuant to this Section 1(d), (i) the Board shall have determined that the Replacement New Director qualifies as Independent and otherwise satisfies the Board membership criteria set forth in the Principles for Corporate Governance and in accordance with the charter of the Corporate Governance Committee and (ii) the Replacement New Director shall have complied with the conditions set forth in Section 1(e).

(e)               New Director Information. The Elliott Parties acknowledge that, as a condition to the Additional New Independent Director’s appointment to the Board and any subsequent nomination of each New Director for election as a director at any future Company meeting of shareholders (each, an “Annual Meeting”), such New Director shall have promptly provided to the Company (i) any consents and information the Company reasonably requests in connection with such appointment or nomination, including completion of the Company’s standard forms, D&O questionnaires and other customary onboarding documentation and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which such New Director is elected at any Annual Meeting, in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or any of its Affiliates, (iii) information reasonably requested by the Company in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, (iv) such written consents reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company and the execution of any documents required by the Company of non-management directors of the Company to assure compliance with the matters referenced in Section 1(f) and (v) such other information reasonably requested by the Company including (A) an acknowledgment from such New Director that he or she intends to serve for the full term for which he or she is appointed or elected at any Annual Meeting (including any term to which he or she would be elected at any Annual Meeting) and (B) such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including an executed consent to such background check.

(f)              Company Policies. The parties hereto acknowledge that each New Director, upon election or appointment to the Board, as applicable, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors of the Company, including the Organizational Documents (as defined below) and the Principles for Corporate Governance (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-management directors of the Company. The Company agrees and acknowledges that no Company Policy does, and at no time during the Cooperation Period will, prohibit any member of the Board (including any New Director) from communicating with the Elliott Parties, subject to such director’s observance of his or her standard confidentiality obligations and fiduciary duties obligations to the Company.

(g)             Minimum Ownership Requirement. The rights of the Elliott Parties with respect to a Replacement New Director under Section 1(d) shall expire at such time as the Elliott Parties cease to have a “net long position”, or aggregate net long economic exposure to, at least 0.575% of the Common Stock (as defined below) outstanding at such time (the “Minimum Ownership Threshold”). In the event that the Elliott Parties seek to exercise such rights, the Elliott Parties shall certify in writing to the Company that the Minimum Ownership Threshold is satisfied as of the proposed time of such exercise.

(h)             Board Size. The Company agrees that from the appointment of the (i) New Independent Director as a member of the Board until the earlier of (A) the end of the Cooperation Period and (B) the appointment of the Additional New Independent Director, the size of the Board shall be no greater than fourteen (14) members, and (ii) Additional New Independent Director as a member of the Board until the end of the Cooperation Period, the size of the Board shall be no greater than fifteen (15) members.

(i)              Termination. The Company’s obligations under this Section 1 shall terminate upon any material breach of this Agreement (including Section 2) by any Elliott Party upon five (5) business days’ written notice by the Company to the Elliott Parties if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.

2.           Cooperation.

(a)               Non-Disparagement. Each of the Elliott Parties and the Company agrees that, from the date of this Agreement until the first anniversary of the date of this Agreement, or if earlier, the date that is 30 calendar days prior to the notice deadline under the Organizational Documents for the nomination of non-proxy access director candidates for election to the Board at the Company’s 2023 Annual Meeting of Shareholders (such period, the “Cooperation Period”), the Company and each Elliott Party shall refrain from making, and shall cause its respective controlling and controlled (and under common control) Affiliates and its and their respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of (i) in the case of any such statements or announcements by any of the Elliott Parties or their Covered Persons: the Company and its Affiliates or any of its or their respective current or former Covered Persons; and (ii) in the case of any such statements or announcements by the Company or its Covered Persons: the Elliott Parties and their respective Affiliates or any of their respective current or former Covered Persons, in each case including (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC (as defined below) or any other governmental or regulatory authority (including any public utility commissions and their respective staffs), (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not (x) restrict the ability of any person (as defined below) to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications among the Elliott Parties and their Affiliates, Covered Persons and Representatives (as defined below) (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand.

(b)               Voting. During the Cooperation Period, each Elliott Party will cause all of the Common Stock that such Elliott Party or any of its controlling or controlled (or under common control) Affiliates has the right to vote (or to direct the vote) as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof, (i) in favor of each director nominated and recommended by the Board for election at any Annual Meeting or, if applicable, any other meeting of stockholders of the Company held during the Cooperation Period, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election at any such meeting, (iii) against any proposals or resolutions to remove any member of the Board, and (iv) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meeting; provided, however, that the Elliott Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction (as defined below); provided, further, that in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successor thereto) issues a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to stockholders at a stockholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of vacancies on the Board), the Elliott Parties shall be permitted to vote in accordance with any such recommendation.

(c)         Standstill. During the Cooperation Period, each Elliott Party will not, and will cause its controlling and controlled (and under common control) Affiliates and its and their respective Representatives acting on their behalf (collectively with the Elliott Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior consent, invitation, or authorization of the Company or the Board, in each case, in writing:

(i)             acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party (as defined below) in the acquisition of record or beneficial ownership of any Voting Securities (as defined below) or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Elliott Parties (together with their Affiliates) having beneficial ownership of more than 4.9% of, or aggregate economic exposure of more than 7.5% to, the Common Stock outstanding at such time;

(ii)            (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (E) conduct a referendum of stockholders of the Company;

(iii)          make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for stockholder access to books and records of the Company or its Affiliates;

(iv)           engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act (as defined below)) of proxies with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies;

(v)            make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(vi)          make any public proposal with respect to (A) any change in the number, term or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company or sale, spinoff, splitoff or other similar separation of one or more business units, (C) any other change to the Board or the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Amended and Restated Certificate of Incorporation or the Company’s Amended and Restated By-Laws (collectively, the “Organizational Documents”), (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing the Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)        knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum, relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board) (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);

(viii)        form, join or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with Affiliates of the Elliott Parties with respect to Voting Securities now or hereafter owned by them;

(ix)           enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement (B) solely with Affiliates of the Elliott Parties or (C) granting proxies in solicitations approved by the Board;

(x)            engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of the securities of the Company and would, in the aggregate or individually, result in the Elliott Parties ceasing to have a “net long position” in the Company;

(xi)           sell, offer, or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;

(xii)         institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 9, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;

(xiii)         enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xiv)         make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal.

The restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following:

(i)           any material breach of this Agreement by the Company (including, without limitation, a failure to appoint the New Independent Director and the Additional New Independent Director to the Board in accordance with Section 1, or a failure to issue the Press Release (as defined below) in accordance with Section 3) upon five (5) business days’ written notice by any of the Elliott Parties to the Company if such breach has not been cured within such notice period, provided that the Elliott Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period;

(ii)          the Company’s entry into (x) a definitive written agreement with respect to any Extraordinary Transaction that, if consummated, would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company, (y) one or more definitive written agreements providing for the acquisition by the Company or one or more of its subsidiaries of one or more businesses or assets having an aggregate value exceeding 25% of the aggregate enterprise value of the Company during the Cooperation Period or (z) one or more definitive written agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least $2.5 billion of the Company’s equity or equity equivalent securities (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another person by the Company or one or more of its subsidiaries shall not be counted toward this clause (z)); and

(iii)          the commencement of any tender or exchange offer (by any person or group other than the Elliott Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its shareholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer).

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party, (B) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (D) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (E) providing its views privately to the Board or the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, or other senior executives or members of the investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings and/or conferences) regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons.

3.              Public Announcement. Unless otherwise agreed by the parties, not later than 9:00 a.m. Eastern Time on November 15, 2021, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”), and file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and file a copy of this Agreement and the Press Release as exhibits thereto (provided if the Company is unable to issue the Press Release or file the Form 8-K for reasons outside of its control, the Company shall issue the Press Release and file the Form 8-K as promptly as practicable following the execution of this Agreement). The Company shall provide the Elliott Parties and their Representatives with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of the Elliott Parties and their Representatives. Neither the Company or any of its Affiliates nor the Elliott Parties or any of their Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

4.                  Representations and Warranties of the Company. The Company represents and warrants to the Elliott Parties as follows: (a) the Company has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties hereto, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery, and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any Organizational Documents, agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound.

5.           Representations and Warranties of the Elliott Parties. Each Elliott Party represents and warrants to the Company as follows: (a) such Elliott Party has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by such Elliott Party, constitutes a valid and binding obligation and agreement of such Elliott Party and, assuming the valid execution and delivery hereof by each of the other parties hereto, is enforceable against such Elliott Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery, and performance of this Agreement by such Elliott Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to such Elliott Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which such Elliott Party is a party or by which it is bound.

6.           Definitions. For purposes of this Agreement:

(a)               the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Elliott Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Elliott Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Elliott Parties or their Affiliates;

(b)               the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of the Company’s authorized share capital which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement, or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s authorized share capital which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c)             the term “business day” shall mean any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;

(d)             the term “Common Stock” means the Company’s common stock, par value $0.001 per share;

(e)             the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

(f)              the term “Independent” means that such person (i) shall not (A) be an employee, officer, director, general partner, manager, advisor or other agent of an Elliott Party or of any Affiliate of an Elliott Party, (B) be a limited partner, member, or other investor in any Elliott Party or any Affiliate of an Elliott Party, or (C) have any agreement, arrangement, or understanding, written or oral, with any Elliott Party or any Affiliate of an Elliott Party regarding such person’s service as a director of the Company, and (ii) shall qualify as an “independent” director of the Company under the Company’s Standards for Assessing Director Independence (as interpreted and determined by the Board), applicable law and the rules and regulations of the SEC and the New York Stock Exchange;

(g)             the terms “person” or “persons” shall be interpreted broadly to include any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, group, association, organization, or other entity of any kind or nature;

(h)             the term “Representatives” means a party’s directors, members, general partners, managers, officers, employees, agents, advisors and other representatives;

(i)               the term “SEC” means the U.S. Securities and Exchange Commission;

(j)               the term “Third Party” means any person that is not a party to this Agreement or a controlling or controlled (or under common control) Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(k)             the term “Voting Securities” means the Common Stock and any other Company securities entitled to vote, in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that as pertains to any obligations of the Elliott Parties or any Restricted Persons hereunder (including under Section 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company.

7.           Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one (1) business day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

if to the Company:

Duke Energy Corporation
526 South Church Street

Charlotte, North Carolina 28202-1803

Attention:	Lynn Good
Steve Young
Kodwo Ghartey-Tagoe
Email:	Lynn.Good@duke-energy.com
Steve.Young@duke-energy.com
Kodwo.Ghartey-Tagoe@duke-energy.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005

Attention:	Pankaj Sinha
Richard J. Grossman
Email:	pankaj.sinha@skadden.com
richard.grossman@skadden.com

if to the Elliott Parties:

Elliott Investment Management L.P.

Phillips Point, East Tower

777 South Flagler Drive, Suite 1000

West Palm Beach, Florida 33401

Attention:	Jesse Cohn Jeff Rosenbaum Scott Grinsell
Email:	jcohn@elliottmgmt.com jrosenbaum@elliottmgmt.com sgrinsell@elliottmgmt.com with a copy to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019

Attention:	Steve Wolosky
Kenneth Mantel
Email:	swolosky@olshanlaw.com
kmantel@olshanlaw.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.

8.           Expenses. All fees, costs, and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs, or expenses.

9.           Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a)               The Company and the Elliott Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Elliott Parties will each respectively be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH ELLIOTT PARTY AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b)               The Company and each Elliott Party (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal, or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

(c)               Each of the parties hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

10.              Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

11.              Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 6 to 16 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12.              Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.

13.              No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Elliott Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.

14.              No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof or of any breach of any other provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15.              Entire Understanding; Amendment. This Agreement (together with the exhibits and schedules hereto, and any other written agreement entered into by the parties hereto dated as of the date hereof) contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Elliott Parties.

16.              Interpretation and Construction. The Company and each Elliott Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Elliott Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

[Signature page follows]

11

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

ELLIOTT INVESTMENT MANAGEMENT L.P.

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

ELLIOTT ASSOCIATES, L.P.

By: Elliott Investment Management L.P., as attorney-in-fact
By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By: Hambledon, Inc., its General Partner
By: Elliott Investment Management L.P., as attorney-in-fact
By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

DUKE ENERGY CORPORATION

By:	/s/ Kodwo Ghartey-Tagoe
Name:	Kodwo Ghartey-Tagoe
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

Exhibit A

Form of Press Release

Nov. 15, 2021

Duke Energy enters into cooperation agreement with Elliott Investment Management

Two new independent directors to join Duke Energy Board

CHARLOTTE, N.C. – Duke Energy (NYSE:DUK) today announced that it has entered into a cooperation agreement with Elliott Investment Management L.P. (together with its affiliates, collectively “Elliott”) after several months of constructive dialogue. The agreement provides for the appointment of two new independent directors to Duke Energy’s board of directors and is consistent with Duke’s focus on enhancing shareholder value.

Idalene (Idie) Kesner, 63, Dean of Indiana University’s Kelley School of Business, an executive with strong leadership experience and a deep background in corporate strategy, governance and business strategy, has been appointed to Duke Energy’s board as a new independent director.

In addition, as part of its continuing board refreshment process, the company will begin a search for an additional independent board member, mutually agreeable to Duke Energy and Elliott, to be appointed no later than March 31, 2022. Elliott has agreed to customary standstill, voting and other provisions for a period of one year. The full agreement between Duke Energy and Elliott will be filed on a Form 8-K with the SEC.

“We are pleased to have reached this constructive agreement with Elliott and delighted to welcome Idie Kesner to the Duke Energy board,” said Lynn Good, Duke Energy chair, president and chief executive officer. “Idie brings a wealth of strategic experience to the company as we advance our clean energy transformation. Her appointment is consistent with our longstanding tradition of strong corporate governance and timely board refreshment that keep Duke Energy moving forward.”

“We remain enthusiastic about the strong long-term growth opportunities in each of Duke's unique utility franchises, which operate across attractive jurisdictions. We support today's appointment to the Board, which brings new Indiana perspectives to Duke. We look forward to the appointment of another new director in early 2022, as well as continued dialogue with the Board and management team to help the Company drive value for shareholders and all stakeholders,” said Jesse Cohn and Jeff Rosenbaum of Elliott.

Kesner has served as dean for Indiana University’s Kelley School of Business since 2013. She joined the Kelley School faculty in 1995, coming from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill. Kesner has also served as a consultant on strategic issues for many national and international firms. Her research has focused primarily on the areas of corporate boards of directors and corporate governance.

Duke Energy also announced that Michael Browning, 75, who has served as Duke Energy’s independent lead director since 2016, will retire from the board at the end of his current one-year term, consistent with the board’s retirement policy.

“We deeply appreciate the many years of service that Michael has dedicated to Duke Energy and the immense contributions he made to our company,” said Good. “Michael’s leadership has distinguished him throughout his board service – bringing a keen focus on long-term strategy, financial discipline, operational excellence and board succession. We are a better company today because of Michael Browning.”

Browning joined Duke Energy’s board in 2006 after its merger with Cinergy Corp., and served on multiple committees, including the Compensation Committee and the Corporate Governance Committee, which he currently chairs.

Upon Browning’s retirement, the board of directors has elected Ted Craver, 70, to succeed Browning as the board’s independent lead director. Craver has served on Duke Energy’s board since 2017. He served as Edison International's CEO from 2008 to 2016 and held several senior-level positions at Edison International from 1996 to 2008.

Duke Energy has made significant progress over the past year, settling rate cases in North Carolina and Florida, resolving coal ash recovery issues and advancing the largest clean-energy transition in the country with a capital plan of $60-$65 billion from 2022-2026 and $65-$75 billion from 2025-2029. In this time, the company was recognized as a leader on ESG initiatives as evidenced by its top ranking for investor transparency in the utility sector; raised earnings per share growth rate guidance to 5%-7% through 2025 against a 2021 baseline; and raised $2.05 billion through the minority sale of Duke Energy Indiana, eliminating the need for equity though 2025. The company’s share price has outperformed the utility sector over this 12 month period.

J.P. Morgan Securities LLC and Centerview Partners served as Duke Energy’s financial advisors with respect to the cooperation agreement. Skadden, Arps, Slate, Meagher & Flom LLP served as Duke Energy’s legal advisor with respect to the cooperation agreement.

Idie Kesner background

Idie Kesner is the Dean and the Frank P. Popoff Chair of Strategic Management at the Indiana University Kelley School of Business, becoming the first woman to lead the School in 2013. She has led a period of dynamic growth in undergraduate and online MBA enrollments, student diversity, international expansion and fundraising. Under Kesner’s leadership, the School’s undergraduate program earned its highest position in U.S. News' 2020 rankings of eighth overall and fourth among public institutions, which also ranked the School’s online MBA program #1 that year. In 2019, Kesner was named Dean of the Year by the publication Poets & Quants, and the Kelley School’s online program was named Program of the Year in 2021.

Kesner’s research is in the areas of corporate board, chief executive succession, and corporate governance. She has published articles in numerous journals including Harvard Business Review, taught in more than 120 executive programs and served as a consultant for various national and global firms.

Kesner serves on two public company boards. She joined Berry Global’s board in 2014, where she is chairperson for Nominating & Governance. In 2018, she joined the board of Olympic Steel, serving on the company’s Nominating & Governance and Compensation committees; she is chairperson for the latter. Kesner also has an extensive record of serving non-profit organizations.

Duke Energy

Duke Energy (NYSE: DUK), a Fortune 150 company headquartered in Charlotte, N.C., is one of America’s largest energy holding companies. Its electric utilities serve 7.9 million customers in North Carolina, South Carolina, Florida, Indiana, Ohio and Kentucky, and collectively own 51,000 megawatts of energy capacity. Its natural gas unit serves 1.6 million customers in North Carolina, South Carolina, Tennessee, Ohio and Kentucky. The company employs 27,500 people.

Duke Energy is executing an aggressive clean energy strategy to create a smarter energy future for its customers and communities – with goals of at least a 50 percent carbon reduction by 2030 and net-zero carbon emissions by 2050. The company is a top U.S. renewable energy provider, on track to operate or purchase 16,000 megawatts of renewable energy capacity by 2025. The company also is investing in major electric grid upgrades and expanded battery storage and exploring zero-emitting power generation technologies such as hydrogen and advanced nuclear.

Duke Energy was named to Fortune’s 2021 “World’s Most Admired Companies” list and Forbes’ “America’s Best Employers” list. More information is available at duke-energy.com. The Duke Energy News Center contains news releases, fact sheets, photos and videos. Duke Energy’s illumination features stories about people, innovations, community topics and environmental issues. Follow Duke Energy on Twitter, LinkedIn, Instagram and Facebook.

Non-GAAP financial information

This release references the long-term range of annual growth of 5% - 7% through 2025 off the midpoint of the original 2021 forecasted adjusted EPS guidance range of $5.15. Forecasted adjusted EPS is a non-GAAP financial measure as it represents basic EPS available to Duke Energy Corporation common stockholders (GAAP reported EPS), adjusted for the per share impact of special items. Special items represent certain charges and credits, which management believes are not indicative of Duke Energy’s ongoing performance. Due to the forward-looking nature of this non-GAAP financial measure for future periods, information to reconcile it to the most directly comparable GAAP financial measure is not available at this time, as management is unable to project all special items for future periods, such as legal settlements, the impact of regulatory orders or asset impairments.

Cautionary language concerning forward-looking statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "outlook," "guidance," and similar expressions. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. These risks and uncertainties are identified and discussed in Duke Energy’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Duke Energy has described. Duke Energy expressly disclaims an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.